Exhibit 8.1

                          COUNTRY OF            OWNERSHIP   VESSEL
NAME                      INCORPORATION         INTEREST    OWNED
----                      -------------         --------    -----

New Subsidiaries:
KTL Camden, Inc.          Republic of Liberia   100%        Camden
KTL Chelsea, Inc.         Republic of Liberia   100%        Chelsea
KTL Kensington, Inc.      Republic of Liberia   100%        TI Qingdao
KTL Hampstead, Inc.       Republic of Liberia   100%        TI Ningbo
KTL Mayfair, Inc.         Republic of Liberia   100%        Mayfair

Original Subsidiaries:
Cedarhurst Tankers LDC    Cayman Islands        100%        -
Hewlett Tankers LDC       Cayman Islands        100%        -
Inwood Tankers LDC        Cayman Islands        100%        -
Lawrence Tankers LDC      Cayman Islands        100%        -
Woodmere Tankers LDC      Cayman Islands        100%        -